Exhibit 7.1

BKD LLP
CPAs & Advisors	910 E. St. Louis Street, Suite 400//P.O. Box 1900//Springfield, MO 65801-1900
417.831.7283//fax 417.831.4763//bkd.com

April 25, 2017

Robert Long, Audit Committee Chair
Celadon Group, Inc.
9503 E. 33rd Street
Indianapolis, IN 46235

Dear Chairman Long:

As we have previously discussed with you, the Board of Directors and management of Celadon
Group, Inc. (Celadon), additional information relating to transactions involving revenue equipment held for sale has come to our attention subsequent to the issuance of our audit report on the June 30, 2016, financial statements of Celadon, and after issuance of our review reports on its September 30, 2016, and December 31, 2016, interim financial statements. This additional information was not known to us at the time these reports were issued. In accordance with
PCAOB Auditing Standard 2905, we have performed procedures to evaluate this information, including requesting explanations and supporting documentation from Celadon management.

Based on the results of our procedures, we have been unable to obtain sufficient appropriate audit evidence to provide a reasonable basis to support our previously issued reports on the
June 30, 2016, September 30, 2016 and December 31, 2016, financial statements of Celadon.
Accordingly, we are withdrawing our reports on these financial statements effective immediately, and those previously issued reports should no longer be relied upon.

Celadon should make appropriate disclosure of the newly discovered facts and their impact on the financial statements to persons known to be currently relying on or who are likely to rely on the financial statements and our related reports, and that those reports should not be relied upon.
If the effect on the financial statements cannot be determined without a prolonged investigation, such disclosure would generally consist of notification that the reports should not be relied upon, and that revised financial statements and auditor's reports will be issued upon completion of the investigation.  If applicable, Celadon should discuss with the Securities and Exchange
Commission, stock exchanges and appropriate regulatory agencies the disclosure to be made or other measures to be taken in the circumstances.

BKD has a responsibility to take whatever steps we deem necessary to satisfy ourselves that
Celadon has made timely and appropriate disclosures, and to take additional action in the unlikely event such disclosures are not made. Accordingly, please let me know as soon as
Celadon has made appropriate disclosures.

PraxityTM
MEMBER
GLOBAL ALLIANCE OF
INDEPENDENT FIRMS

Robert Long, Audit Committee Chair
Celadon Group, Inc.

April 25, 2017

Finally, please inform the Celadon Board and management that all future communications with
BKD should be directed to me.

Regards,

BKD, LLP

/s/ Michael Wolfe

Michael Wolfe
Chief Risk Officer

By email

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